Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis
President & CEO
Monday, November 8, 2010	Telephone: (808) 969-8052

ML MACADAMIA ORCHARDS, L.P.

REPORTS 3rd QUARTER 2010 EARNINGS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT), reported a third quarter net loss of $308,000 or ($0.04) per Class A Unit, on total revenues of $4.7 million, as compared to a net loss of $42,000 or ($0.01) per Class A Unit on $5.7 million in revenues for the same period last year. The lower earnings are the result of lower nut production and costs associated with the acquisition of the IASCO orchards in August 2010. The lower production is attributable to drought conditions in the Ka’u orchards in the southern region of Hawaii. The third quarter reflects acquisition costs of $125,000, a write-off of goodwill in the amount of $306,000 and a bargain purchase gain of $120,000. Net cash flow for the third quarter of 2010 was $320,000 as compared to $645,000 for the third quarter of 2009.

Nut revenues were $4.1 million for the three months ended September 30, 2010, compared to $4.4 million in the prior year. The third quarter harvest was 5.4 million pounds or 14% lower than the quarter ended September 30, 2009 and overall production is expected to be down between 10-15% for the full year 2010. Farming service revenues included were $600,000 or 51% lower than the third quarter of last year, with IASCO farming revenue included for only the month of July 2010.

For the first nine months of 2010, revenues were $7.7 million with a net loss of $451,000 or ($0.06) per Class A Unit. Total revenues in the first nine months of 2009 were $9.7 million with a net profit of $99,000, or $0.01 per Class A Unit.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices and the outcome of legal action, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Nine months
	ended September 30,		Ended September 30,
	2010	2009	2010	2009

Macadamia nut sales	$4,087	$4,425	$5,259	$6,717
Contract farming revenue	615	1,266	2,417	2,970
Total revenues	4,702	5,691	7,676	9,687
Cost of goods and services
Costs of macadamia nut sales	3,682	4,112	4,578	5,892
Costs of contract farming services	567	1,143	2,225	2,684
Total cost of goods sold	4,249	5,255	6,803	8,576
Gross income	453	436	873	1,111
Total general and administrative expenses	517	583	1,264	1,404
Operating income (loss)	(64)	(147)	(391)	(293)
Other income (loss)	(88)	157	124	498
Interest expense	(140)	(42)	(153)	(72)
Interest income	—	5	—	5
Income before tax	(292)	(27)	(420)	138
Income tax expense	16	15	31	39
Net income (loss)	$(308)	$(42)	$(451)	$99

Net cash flow (as defined in the Partnership Agreement)	$320	$645	$(509)	$654

Net income (loss) per Class A Unit	$(0.04)	$(0.01)	$(0.06)	$0.01

Net cash flow per Class A Unit	$0.04	$0.09	$(0.07)	$0.09

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500